Exhibit 10.1

State of Ohio	Rev. 133EE24

BUSINESS PURCHASE AGREEMENT

This Business Purchase Agreement (this “Agreement”) is entered into as of the 1st day of April, 2024 (the “Effective Date”) by and between ECOCHEM ALTERNATIVE FUELS LLC (the “Seller”) and FOMO WORLDWIDE, INC. (the “Buyer”).

WHEREAS, the Seller owns and operates a business known as EcoChem Alternative Fuels LLC, an Ohio limited liability company located at 4621 Lyman Dr., Hilliard, OH 43026 that engages in the business of: transportation and provision of high performance clean carbon fuels created from super filtration, application of magnetic fields, and proprietary fuel additives thereby improving MPG, extending engine life, and reducing emissions and NOX. (the “Business”); and FOMO WORLDWIDE, INC., a Wyoming corporation located at 108 Scharberry Lane #2, Mars, PA 16046 (OTC: IGOT).

WHEREAS, the parties intend that the Seller shall sell to the Buyer the Business for the price, terms and conditions described below, and pursuant to the attachments and exhibits, if any, annexed to this main document.

NOW THEREFORE, for the reasons set forth, and in consideration of the mutual covenants and promises of the parties hereto, and intending to be legally bound, the Seller and the Buyer agree as follows:

1. Sale of North America Assets. On the terms and subject to the conditions set forth in this Agreement, the Seller agrees to sell, assign, transfer, convey and deliver to the Buyer, and the Buyer agrees to purchase and acquire from the Seller all rights, title and interests of the Seller’s North American Assets and Operations, including the assets described in Exhibit A attached hereto.

Buyer agrees to form a NEWCO or use an existing subsidiary of FOMO with a name change to transfer the North American assets of Seller. Buyer also agrees that NEWCO or subsidiary will provide employment contracts to Joshua F. Koch and John S. Bolus for a period of 5 years. Terms to be negotiated.

2. Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Seller will not sell, assign, transfer, convey or deliver to the Buyer the international assets outside of North America and operations (i.e., “rest of world”) and its intellectual property listed in Exhibit B attached hereto. Seller shall grant to buyer a first right of refusal to acquire the international licensing rights (rest of world) in whole or in part. Seller agrees to give buyer an Independent agent agreement which will allow buyer to earn commissions on international opportunities.

3. Assumed Liabilities. Unless otherwise specified herein, the Buyer agrees to assume and be responsible for the liabilities listed on Exhibit C attached hereto.

4. Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Buyer will not assume or be liable for any liabilities related to any excluded assets, in addition to the liabilities listed on Exhibit D attached hereto.

5. Purchase Price. Buyer will pay to the Seller for the purchase of the North American assets business payable by issuing five million (5,000,000) Series B Preferred shares of the Buyer convertible into fifty million (50,000,000) common shares of the Buyer, a $1.5 million dollar ($1,500,000,) 10% two-year convertible note ($0.05) per common share of Buyer subject to certain terms and conditions for conversion and redemption) to be secured by the assets of an acquisition subsidiary of the Buyer, and the creation of a stock option plan of up to ten million (10,000,000) securities to be awarded to current and new employees of the Buyer’s acquisition subsidiary which will hold the purchased assets and operations.

The 5 million shares of Preferred stock shall have an anti-dilution clause for a period of 18 months or when Seller hits their first milestone, whichever comes first. The closing document will need a “Put Option” given to the Seller to bring Sellers shares back to the same % ownership based on the original five (5) million Series B Preferred shares granted as part of the purchase.

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Sellers $1.5 million convertible note (@ $0.05 per common share) shall be payable over a two (2) year period. The first payment shall be made at the end of month 6, which shall be a $250,000 payment in cash. The second payment shall occur in month 12, which shall be $250,000. The balance of the loan ($1,000,000) shall be payable in month 24 with any accrued interest.

6.

Additionally, Buyer will issue additional Series B Preferred shares to Seller upon Seller’s acquired business assets and operations in North America achieving certain earn-out milestones (up to 5,000,000 total additional Series B Preferred shares). The 1st earnout milestone is worth 2 million shares of Series B preferred stock. The remainder three earnout milestones listed below are given at one (1) million additional Series B shares

1	Confirmation of successful completion of the carbon credit accreditation process by an independent third-party auditor or EPA certified lab test concluding the reduction of greenhouse gas emissions
2	Achievement of $10 million of annualized quarterly revenues derived from sale of clean fuel technology products and services developed and sold by an EAF acquisition subsidiary to be formed by FOMC by year-end 2025,
3	Achievement of $23 million of annualized quarterly revenues derived from sale of clean fuel technology products and services developed and sold by an EAF acquisition subsidiary to be formed by FOMC by year-end 2026,
4	Achievement of $52 million of annualized quarterly revenues derived from sale of clean fuel technology products and services developed and sold by an EAF acquisition subsidiary to be formed by FOMC by year-end 2027.

Revenue milestones will begin once the entity is funded.. The revenue milestones will be prorated to the additional stock the Seller can earn. Meaning, if the revenue milestone is $10 million dollars and Seller is able to achieve 80%, then Seller would earn 80% of the 1 million additional Series B Preferred shares.

7. Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with the Internal Revenue Code §1060 as agreed upon by the parties within thirty (30) days of the closing date.

8. Closing Date. The sale and transfer of assets and the closing under this Agreement shall take place on April 15, 2024 (the “Closing”). At that time Seller shall deliver possession of the tangible property and all assets included in the sale to the Buyer and all other instruments and documents necessary to transfer the Business and assets to Buyer. Seller shall at that time execute and deliver all papers and instruments suitable for filing and/or which are necessary to transfer ownership of the trade name to Buyer, and Seller shall thereafter cease to use said name in any manner or purpose. When that delivery is made to Buyer and when Seller receives the balance due on the Purchase Price, the sale by Seller to Buyer shall be completed and effective, and Buyer shall have ownership and possession of the Business and the assets.

9. Representations and Warranties of Seller. Seller represents and warrants that:

(a) Seller is duly qualified and organized, and is validly existing and in good standing, under the laws of its state of formation.

(b) Seller has the requisite power and authority to enter into and perform under this Agreement.

(c) Seller is the owner of and has good and marketable title to the property involved in this sale, free of all restrictions on transfer or assignment and all encumbrances except for those that are set forth in this Agreement.

(d) Seller is not required to acquire any consents, approvals or authorizations by any governmental authority to execute, deliver and perform its obligations under this Agreement.

(e) The execution and delivery of this Agreement by Seller will not conflict with or result in a violation of or default under any material agreements to which Seller is a party or create a lien upon the Business.

(f) Seller has not otherwise contracted to sell, pledge, or mortgage all or part of the Business.

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(g) Seller has all necessary licenses and permits required to operate the Business.

(h) Seller has complied with all applicable federal, state, and local statutes, laws, and regulations affecting Seller’s properties or the operation of Seller’s business, and Seller has received no notice of a violation or citation same from any governmental agencies.

(i) Seller has presented to Buyer true, complete, and correct information and documents regarding the Business, and none of the information contains an untrue statement of material fact or omits to state a material fact.

(j) Seller has paid all taxes, federal, state and local.

(k) Seller has in full force and effect a general liability and casualty insurance policy in such amounts as are carried by similar companies.

10. Representations and Warranties of Buyer. Buyer represents and warrants that:

a.	Buyer is duly qualified and organized, and is validly existing and in good standing, under the laws of its state of formation.

b.	Buyer is not required to acquire any consents, approvals or authorizations by any governmental authority to execute, deliver and perform its obligations under this Agreement.

c.	Buyer has the requisite power and authority to enter into and perform under this Agreement.

d.	The execution and delivery of this Agreement by Buyer will not conflict with or result in a violation of or default under any material agreements to which Buyer is a party.

e.	Buyer represents it has the ability to raise Six million ($6,000,000) dollars in 18 months. Said $6 million can be raised in tranches.

f.	Buyer agrees to provide Seller $125,000 at closing for working capital.

g.	If Buyer is able to raise the funds for the EPA testing and certification (included in the $6 million raise), EcoChem shall issue Fifteen (15%) percent in equity to Buyer.

h.	Buyer understands that Seller is making no other representations or warranties other than as provided in this Agreement.

11. Covenants. Between the signing of this Agreement and the date of the Closing:

a. Buyer shall have the right at any reasonable time prior to the Closing, at Buyer’s expense, to inspect or have inspected by a certified public accountant or other financial expert, the books and records of the Business.

b. Seller will operate the Business in the usual and ordinary manner and will not enter into any contract except as may be required in the regular course of business.

c. Seller shall not remove or cause to be removed any inventory of the Business except upon sale in the ordinary course of business or in the event of return to a supplier for credit.

d. Seller will pay all taxes, federal, state and local.

e. Seller will not do anything to cause a violation or breach of any contracts relating to the Business.

f. Seller will pay and will not increase the salary or commissions of any employee, agent, or representative of the business.

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12. Covenant Not to Compete.

a. Seller shall not engage in a business similar to that involved in this transaction in any capacity, directly or indirectly, either as a principal, agent, manager, owner, partner, employee, officer, director, or stockholder of any company or corporation, or engage in or become interested financially or otherwise in any business, trade, or occupation similar to or in competition with the business sold hereunder, within North America (i.e., Canada, Mexico, United States), for a 3 year period from the date of closing or so long as Buyer or his successors carry on a like business, whichever first occurs. The parties agree that this provision is an essential part of this Agreement and is material to the sale and purchase of Seller’s business. For purposes of this Agreement, “business similar to that involved in this transaction” includes within its scope any of the following: high performance fuel production/refining or similar in North America.

b. The parties agree that Buyer shall have the right to assign this restrictive covenant in the event that Buyer sells the business, and Seller agrees to remain obligated by the covenant to any subsequent purchases from Buyer.

c. Seller shall pay the sum of $1,000.00 to Buyer for each week in which or during which Seller may breach or violate the restrictive covenant not to compete contained herein. Buyer’s receipt of such sums each week shall not be deemed a waiver or release of Buyer’s rights to prevent further violations by seeking equitable relief in a court of law.

13. Notices. All notices given under this Agreement must be in writing. A notice is effective upon receipt and shall be sent via one of the following methods: delivery in person, overnight courier service, certified or registered mail, postage prepaid, return receipt requested, addressed to the party to be notified at the address designated by either party upon reasonable notice to the other party.

14. Amendment. This Agreement may be amended or modified only by a written agreement signed by both of the parties.

15. Survival of Terms. All covenants, warranties, and representations herein shall survive this Agreement and the closing date.

16. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns. Neither party may assign its rights or delegate its duties under this Agreement without the other party’s prior written consent, said consent shall not be unreasonably withheld.

17. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflict of laws.

18. Disputes. Any dispute arising from this Agreement shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.

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20. Headings. The section headings herein are for reference purposes only and shall not otherwise affect the meaning, construction or interpretation of any provision in this Agreement.

21. No Waiver. No Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing.

22. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable part had not been included in this Agreement.

23. Entire Agreement. This Agreement and the attachments and any associated documents represent the entire agreement between the parties, and there are no representations, warranties, covenants or conditions, except those specified herein or in accompanying instruments or documents.

24. Miscellaneous. Audit to be completed as soon as possible but no later than within 71 days of closing. Buyer to prepare its own annual report for 2023 and documents for an equity offering under Regulation A (JOBS Act) subject to market conditions. Buyer to work with its investment bankers Maxim Group for an online roadshow and in person meetings/support.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EcoChem Alternative Fuels LLC
Joshua Koch	Seller Full Name

FOMO WORLDWIDE, INC.
Vikram Grover	Buyer Full Name

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EXHIBIT A – ASSETS SOLD

100% of EcoChem Alternative Fuels LLC assets and operations located in North America,

Perpetual exclusive license to all intellectual property of EcoChem Alternative Fuels LLC and its affiliates and predecessors and successors in interest developed by Joshua Koch or other,

Websites and domain names,

Customer lists,

Customer contracts,

Business relationships for accreditation and testing of high performance clean fuel.

Incorporated by reference to excel files attached. The tab labeled “Service Equipment & Customers”.

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EXHIBIT B – ASSETS EXCLUDED

International markets outside of North America (outside of Canada, Mexico, United States)

Intellectual property and trade secrets (subject to license agreement in Exhibit A)

Incorporated by reference to excel files attached.

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EXHIBIT C – LIABILITIES ASSUMED

Accounts payable and vendor obligations critical to continuing operations in North America.

Incorporated by reference to excel files attached.

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EXHIBIT D – LIABILITIES EXCLUDED

Incorporated by reference to excel files attached. The tab labeled “EAF Shareholder & EIDL loans.

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